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                                                                     Exhibit 8.1

Tyco International (PA) Inc.
One Tyco Park
Exeter, NH  03833


June 30, 1999

Ladies and Gentlemen:

We have acted as tax advisors to Tyco International (PA) Inc., a Nevada corporation ("Merger Sub") and direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Parent"), in connection with the Agreement and Plan of Merger and Reorganization dated as of May 19, 1999 (the "Merger Agreement") by and among Parent, Merger Sub and Raychem Corporation, a Delaware corporation (the "Company"), pursuant to which the Company will merge with and into Merger Sub (the "Merger"). All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon
(i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by the Company, Parent and Merger Sub dated the date hereof, and we have assumed that such statements and representations will be complete and accurate as of the Effective Time. In addition, we have relied upon certain statements, representations and covenants contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified, including the validity of the corporations involved in the Merger and the obligations of the parties to the Merger Agreement to make all required filings with governmental agencies. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken.

In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof in any respect prior to the Effective Time) and will qualify as a statutory merger under the laws of the States of Delaware and Nevada; (ii) each of the Company, Parent and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations

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Tyco International (PA) Inc.
June 30, 1999
Page 2


promulgated thereunder (the "Regulations"); (iii) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and
(iv) the aggregate value of the Parent Common Shares to be delivered to Company stockholders in the Merger, relative to the aggregate value of the Merger Consideration, as determined as of the Effective Time, will be sufficient to satisfy the "continuity of interest" requirement of the Regulations. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Parent or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

In rendering our opinion, we have considered applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings of the IRS and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by the Company shareholders pursuant to the Merger, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Section 1.367(a)-3(c)(5)(ii) of the Regulations, will qualify for an exception from gain or loss recognition under Section 1.367(a)-3 of the Regulations and, accordingly, Parent will be treated as a corporation for United States federal income tax purposes. In addition, the statements contained in the section of the Proxy Statement/Prospectus entitled "The Merger - Material U.S. Federal Income Tax and Bermuda Tax Consequences -- U.S. Federal Income Tax Consequences," constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Parent Common Shares and/or cash in the Merger and the ownership of Parent Common Shares.

No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the Effective Time in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.

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Tyco International (PA) Inc.
June 30, 1999
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We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "The Merger - Material U.S. Federal Income Tax and Bermuda Tax Consequences -- U. S. Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent. We acknowledge that we will be asked to render an opinion as of the Effective Time, as a condition to the consummation of the Merger, regarding the treatment of the Merger for United States federal income tax purposes.

                                       Very truly yours,

                                       /s/ PricewaterhouseCoopers LLP